Exhibit 99.1

XPO Reports First Quarter 2026 Results

GREENWICH, Conn. – April 30, 2026 – XPO (NYSE: XPO) today announced its financial results for the first quarter 2026. The company reported diluted earnings per share of $0.85, compared with $0.58 for the same period in 2025, and adjusted diluted earnings per share of $1.01, compared with $0.73 for the same period in 2025.

First Quarter 2026 Summary Results

	Three Months Ended March 31,
	Revenue			Operating Income (Loss)
(in millions)	2026	2025	Change %	2026	2025	Change %
North American Less-Than-Truckload Segment	$1,229	$1,172	4.9%	$189	$158	19.6%
European Transportation Segment	868	782	11.0%	(6)	1	NM
Corporate	-	-	0.0%	(9)	(9)	0.0%
Total	$2,096	$1,954	7.3%	$174	$151	15.2%

	Adjusted Operating Income (1)					Adjusted EBITDA (1)
(in millions)	2026		2025		Change %	2026	2025	Change %
North American Less-Than-Truckload Segment		$198		$165	20.0%	$290	$250	16.0%
European Transportation Segment		6		6	0.0%	33	32	3.1%
Corporate		NA		NA	NA	(4)	(4)	0.0%
Total	$	NA	$	NA	NA	$319	$278	14.7%

	Net Income			Diluted EPS
(in millions, except for per-share data)	2026	2025	Change %	2026	2025	Change %
Total	$101	$69	46.4%	$0.85	$0.58	46.6%

	Diluted Weighted-Average Common Shares Outstanding		Adjusted Diluted EPS (1)
(in millions, except for per-share data)	2026	2025	2026	2025	Change %
Total	119	120	$1.01	$0.73	38.4%

Amounts may not add due to rounding.

NM - Not meaningful

NA - Not applicable

(1) See the “Non-GAAP Financial Measures” section of the press release.

Mario Harik, chairman and chief executive officer of XPO, said, “We reported a strong start to 2026, with 38% growth in adjusted diluted EPS and 15% growth in adjusted EBITDA, year-over-year. These results mark an acceleration in our performance and the momentum we’re building across the business.

“In North American LTL, we increased adjusted operating income by 20% year-over-year and improved our adjusted operating ratio by 200 basis points to 83.9%, significantly outperforming seasonality. This was supported by profitable market share gains and above-market pricing growth earned through continuous service improvements. We reduced our damage claims ratio to less than 0.2%, with damages at a record low. And we surpassed our productivity targets by leveraging AI to operate our network more efficiently.”

Harik concluded, “We’re continuing to deliver robust incremental margins and industry-leading operating ratio improvement, with the greatest upside still ahead. We have a clear path to compounding earnings growth and accelerating free cash flow generation, with returns amplified as freight demand recovers."

First Quarter Highlights

For the first quarter 2026, the company generated revenue of $2.10 billion, compared with $1.95 billion for the same period in 2025.

Operating income was $174 million for the first quarter, compared with $151 million for the same period in 2025. Net income was $101 million for the first quarter, compared with $69 million for the same period in 2025. Diluted earnings per share was $0.85 for the first quarter, compared with $0.58 for the same period in 2025.

Adjusted net income, a non-GAAP financial measure, was $121 million for the first quarter, compared with $87 million for the same period in 2025. Adjusted diluted EPS, a non-GAAP financial measure, was $1.01 for the first quarter, compared with $0.73 for the same period in 2025.

Adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), a non-GAAP financial measure, was $319 million for the first quarter, compared with $278 million for the same period in 2025.

The company generated $183 million of cash flow from operating activities in the first quarter and ended the quarter with $237 million of cash and cash equivalents on hand, after completing $104 million of net capital expenditures, $30 million of common stock repurchases, and $30 million of term loan repayments.

Results by Business Segment

•	North American Less-Than-Truckload (LTL): The segment grew revenue to $1.23 billion for the first quarter 2026, compared with $1.17 billion for the same period in 2025. On a year-over-year basis, yield, excluding fuel, increased 4.0%, shipments per day increased 3.0%, and tonnage per day increased 0.1%.

Operating income increased to $189 million for the first quarter, compared with $158 million for the same period in 2025. Adjusted operating income, a non-GAAP financial measure, increased to $198 million for the first quarter, compared with $165 million for the same period in 2025. Adjusted operating ratio, a non-GAAP financial measure, was 83.9%, reflecting a year-over-year improvement of 200 basis points.

Adjusted EBITDA for the first quarter was $290 million, compared with $250 million for the same period in 2025. The increase in adjusted EBITDA was due primarily to yield growth, higher fuel surcharge revenue and productivity improvements, partially offset by wage inflation and higher fuel costs.

•	European Transportation: The segment grew revenue to $868 million for the first quarter 2026, compared with $782 million for the same period in 2025. Operating income was a loss of $6 million for the first quarter, compared with income of $1 million for the same period in 2025.

Adjusted EBITDA was $33 million for the first quarter, compared with $32 million for the same period in 2025.

•	Corporate: The segment generated an operating loss of $9 million for the first quarter 2026, consistent with the same period in 2025.

Adjusted EBITDA was a loss of $4 million for the first quarter 2026, consistent with the same period in 2025.

Conference Call

The company will hold a conference call on Thursday, April 30, 2026, at 8:30 a.m. Eastern Time. Participants can call toll-free (from US/Canada) 1-877-269-7756; international callers dial +1-201-689-7817. A live webcast of the conference will be available on the investor relations area of the company’s website, xpo.com/investors. The conference will be archived until May 30, 2026. To access the replay by phone, call toll-free (from US/Canada) 1-877-660-6853; international callers dial +1-201-612-7415. Use participant passcode 13759585.

About XPO

XPO, Inc. (NYSE: XPO) is a leader in asset-based less-than-truckload (LTL) freight transportation in North America. The company’s customer-focused organization efficiently moves 16 billion pounds of freight per year, enabled by its proprietary technology. XPO serves 55,000 customers with 594 locations and 37,000 employees in North America and Europe, and is headquartered in Greenwich, Conn., USA. Visit xpo.com for more information, and connect with XPO on LinkedIn, Facebook, X, Instagram and YouTube.

Non-GAAP Financial Measures

As required by the rules of the Securities and Exchange Commission (“SEC”), we provide reconciliations of the non-GAAP financial measures contained in this press release to the most directly comparable measure under GAAP, which are set forth in the financial tables attached to this press release.

XPO’s non-GAAP financial measures in this press release include: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) on a consolidated basis and for corporate; adjusted EBITDA margin on a consolidated basis; adjusted net income; adjusted diluted earnings per share (“adjusted diluted EPS”); adjusted operating income for our North American Less-Than-Truckload and European Transportation segments; and adjusted operating ratio for our North American Less-Than-Truckload segment.

We believe that the above adjusted financial measures facilitate analysis of our ongoing business operations because they exclude items that may not be reflective of, or are unrelated to, XPO and its business segments’ core operating performance, and may assist investors with comparisons to prior periods and assessing trends in our underlying businesses. Other companies may calculate these non-GAAP financial measures differently, and therefore our measures may not be comparable to similarly titled measures of other companies. These non-GAAP financial measures should only be used as supplemental measures of our operating performance.

Adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted diluted EPS, adjusted operating income and adjusted operating ratio include adjustments for transaction and integration costs, as well as restructuring costs and other adjustments as set forth in the attached tables. Transaction and integration adjustments are generally incremental costs that result from an actual or planned acquisition, divestiture or spin-off and may include transaction costs, consulting fees, stock-based compensation, retention awards, internal salaries and wages (to the extent the individuals are assigned full-time to integration and transformation activities) and certain costs related to integrating and converging IT systems. Restructuring costs primarily relate to severance costs associated with business optimization initiatives. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and evaluating XPO’s and each business segment’s ongoing performance.

We believe that adjusted EBITDA and adjusted EBITDA margin improve comparability from period to period by removing the impact of our capital structure (interest and financing expenses), asset base (depreciation and amortization), tax impacts and other adjustments as set out in the attached tables that management has determined are not reflective of core operating activities and thereby assist investors with assessing trends in our underlying businesses. We believe that adjusted net income and adjusted diluted EPS improve the comparability of our operating results from period to period by removing the impact of certain costs and gains that management has determined are not reflective of our core operating activities, including amortization of acquisition-related intangible assets, transaction and integration costs, restructuring costs and other adjustments as set out in the attached tables. We believe that adjusted operating income and adjusted operating ratio improve the comparability of our operating results from period to period by removing the impact of certain transaction and integration costs and restructuring costs, as well as amortization expense and other adjustments as set out in the attached tables.

Forward-looking Statements

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory” or the negative of these terms or other comparable terms. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include the risks discussed in our filings with the SEC, and the following: the effects of business, economic, political, legal, and regulatory impacts or conflicts upon our operations; supply chain disruptions and shortages, strains on production or extraction of raw materials, cost inflation and labor and equipment shortages; our ability to align our investments in capital assets, including equipment, service centers, and warehouses to our customers’ demands; our ability to implement our cost and revenue initiatives and realize growth and expansion as a result of those initiatives; our ability to improve pricing growth; the effectiveness of our action plan, and other management actions, to improve our North American LTL business; our ability to continue insourcing linehaul in ways that enhance our network efficiency and productivity; the anticipated impact of a freight market recovery on our business; our ability to capture profitable share gains, facilitate yield growth, and improve margins during an upcycle; our ability to benefit from a sale, spin-off or other divestiture of one or more business units or to successfully integrate and realize anticipated synergies, cost savings and profit opportunities from acquired companies; goodwill impairment; issues related to compliance with data protection laws, competition laws, and intellectual property laws; fluctuations in currency exchange rates, fuel prices and fuel surcharges; our ability to develop and implement proprietary technology and suitable information technology systems that contribute to cost and productivity improvements; the impact of potential cyber-attacks and information technology or data security breaches or failures; our ability to repurchase shares on favorable terms; our indebtedness; our ability to raise debt and equity capital; fluctuations in interest rates; seasonal fluctuations; our ability to maintain positive relationships with our network of third-party transportation providers; our ability to attract and retain management talent and key employees including qualified drivers; labor matters; litigation; and competition.

All forward-looking statements set forth in this release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this release speak only as of the date hereof, and we do not undertake any obligation to update forward-looking statements except to the extent required by law.

Investor Contact

Brian Scasserra

+1 617-607-6429

brian.scasserra@xpo.com

Media Contact

Cole Horton

+1 203-609-6004

cole.horton@xpo.com

XPO, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)

	Three Months Ended
	March 31,
	2026	2025	Change %
Revenue	$2,096	$1,954	7.3%
Salaries, wages and employee benefits	880	832	5.8%
Purchased transportation	423	399	6.0%
Fuel, operating expenses and supplies	423	393	7.6%
Operating taxes and licenses	21	19	10.5%
Insurance and claims	34	35	-2.9%
Gains on sales of property and equipment	(1)	(2)	-50.0%
Depreciation and amortization expense	131	123	6.5%
Legal matters (1)	-	(11)	-100.0%
Transaction and integration costs	2	3	-33.3%
Restructuring costs	9	12	-25.0%
Operating income	174	151	15.2%
Other income	(3)	(1)	200.0%
Debt extinguishment loss	-	5	-100.0%
Interest expense	53	56	-5.4%
Income before income tax provision	124	91	36.3%
Income tax provision	23	22	4.5%
Net income	$101	$69	46.4%

Earnings per share data
Basic earnings per share	$0.87	$0.59
Diluted earnings per share	$0.85	$0.58

Weighted-average common shares outstanding
Basic weighted-average common shares outstanding	117	117
Diluted weighted-average common shares outstanding	119	120

Amounts may not add due to rounding.

(1) Reflects the settlement of claims against certain truck manufacturers related to purchases by our European Transportation segment covering periods prior to 2015.

XPO, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In millions, except per share data)

	March 31,	December 31,
	2026	2025
ASSETS
Current assets
Cash and cash equivalents	$237	$310
Accounts receivable, net of allowances of $40 and $40, respectively	1,163	1,035
Other current assets	275	285
Total current assets	1,675	1,630
Long-term assets
Property and equipment, net of $2,407 and $2,360 in accumulated depreciation, respectively	3,652	3,664
Operating lease assets	758	777
Goodwill	1,532	1,547
Identifiable intangible assets, net of $590 and $580 in accumulated amortization, respectively	295	311
Other long-term assets	270	265
Total long-term assets	6,508	6,564
Total assets	$8,183	$8,194

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$462	$455
Accrued expenses	800	760
Short-term borrowings and current maturities of long-term debt	104	60
Short-term operating lease liabilities	164	166
Other current liabilities	161	113
Total current liabilities	1,691	1,555
Long-term liabilities
Long-term debt	3,172	3,253
Deferred tax liability	494	482
Employee benefit obligations	84	86
Long-term operating lease liabilities	591	611
Other long-term liabilities	300	345
Total long-term liabilities	4,642	4,778

Stockholders’ equity
Common stock, $0.001 par value; 300 shares authorized; 117 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	-	-
Additional paid-in capital	1,055	1,160
Retained earnings	989	888
Accumulated other comprehensive loss	(194)	(187)
Total equity	1,851	1,861
Total liabilities and equity	$8,183	$8,194

Amounts may not add due to rounding.

XPO, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In millions)

	Three Months Ended
	March 31,
	2026	2025
Cash flows from operating activities
Net income	$101	$69
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization	131	123
Stock compensation expense	13	15
Accretion of debt	3	3
Deferred tax expense	9	4
Gains on sales of property and equipment	(1)	(2)
Other	7	9
Changes in assets and liabilities
Accounts receivable	(146)	(107)
Other assets	1	1
Accounts payable	16	(7)
Accrued expenses and other liabilities	49	35
Net cash provided by operating activities	183	142
Cash flows from investing activities
Payment for purchases of property and equipment	(111)	(199)
Proceeds from sale of property and equipment	7	7
Payment for settlement of cross-currency swaps	(3)	-
Net cash used in investing activities	(107)	(191)
Cash flows from financing activities
Repurchase of debt	(30)	-
Repayment of debt and finance leases	(20)	(18)
Payment for debt issuance costs	-	(3)
Repurchase of common stock	(30)	-
Change in bank overdrafts	20	38
Payment for tax withholdings for restricted shares	(88)	(47)
Other	1	1
Net cash used in financing activities	(147)	(30)
Effect of exchange rates on cash, cash equivalents and restricted cash	(2)	1
Net decrease in cash, cash equivalents and restricted cash	(72)	(78)
Cash, cash equivalents and restricted cash, beginning of period	330	298
Cash, cash equivalents and restricted cash, end of period	$257	$221

Amounts may not add due to rounding.

North American Less-Than-Truckload Segment

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2026	2025	Change %

Revenue (excluding fuel surcharge revenue)	$1,028	$994	3.4%
Fuel surcharge revenue	201	178	12.9%
Revenue	1,229	1,172	4.9%
Salaries, wages and employee benefits	642	615	4.4%
Purchased transportation	30	37	-18.9%
Fuel, operating expenses and supplies (1)	236	232	1.7%
Operating taxes and licenses	16	16	0.0%
Insurance and claims	18	24	-25.0%
Losses on sales of property and equipment	1	-	NM
Depreciation and amortization	97	90	7.8%
Operating income	189	158	19.6%
Operating ratio (2)	84.6%	86.5%
Amortization expense	9	9
Gains on real estate transactions	-	(2)
Adjusted operating income (3)	$198	$165	20.0%
Adjusted operating ratio (3) (4)	83.9%	85.9%
Depreciation expense	88	80
Pension income	4	2
Gains on real estate transactions	-	2
Adjusted EBITDA (5)	$290	$250	16.0%
Adjusted EBITDA margin (5)	23.6%	21.3%

Amounts may not add due to rounding.

NM - Not meaningful.

(1) Fuel, operating expenses and supplies includes fuel-related taxes.

(2) Operating ratio is calculated as (1 - (Operating income divided by Revenue)) using the underlying unrounded amounts.

(3) See the “Non-GAAP Financial Measures” section of the press release.

(4) Adjusted operating ratio is calculated as (1 - (Adjusted operating income divided by Revenue)) using the underlying unrounded amounts; adjusted operating margin is the inverse of adjusted operating ratio.

(5) Adjusted EBITDA is used by our chief operating decision maker to evaluate segment profit (loss) in accordance with ASC 280. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue using the underlying unrounded amounts.

North American Less-Than-Truckload

Summary Data Table

(Unaudited)

	Three Months Ended March 31,
	2026	2025	Change %
Pounds per day (thousands)	65,510	65,427	0.1%

Shipments per day	49,834	48,400	3.0%

Average weight per shipment (in pounds)	1,315	1,352	-2.8%

Revenue per shipment (including fuel surcharges)	$394.14	$384.27	2.6%

Revenue per shipment (excluding fuel surcharges)	$329.77	$325.74	1.2%

Gross revenue per hundredweight (including fuel surcharges) (1)	$30.61	$29.06	5.3%

Revenue per hundredweight (excluding fuel surcharges) (1)	$25.71	$24.73	4.0%

Average length of haul (in miles)	852.6	845.6

Total average load factor (2)	22,294	22,434	-0.6%

Average age of tractor fleet (years)	3.9	4.0

Number of working days	62.5	63.0

(1) Gross revenue per hundredweight excludes the adjustment required for financial statement purposes in accordance with the company's revenue recognition policy.

(2) Total average load factor equals freight pound miles divided by total linehaul miles.

Note: Table excludes the company's trailer manufacturing operations. Percentages presented are calculated using the underlying unrounded amounts.

European Transportation Segment

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2026	2025	Change %
Revenue	$868	$782	11.0%
Salaries, wages and employee benefits	235	212	10.8%
Purchased transportation	394	363	8.5%
Fuel, operating expenses and supplies (1)	187	162	15.4%
Operating taxes and licenses	5	3	66.7%
Insurance and claims	16	10	60.0%
Gains on sales of property and equipment	(2)	(1)	100.0%
Depreciation and amortization	33	32	3.1%
Legal matters (2)	-	(11)	-100.0%
Restructuring costs	6	11	-45.5%
Operating income (loss)	$(6)	$1	NM
Amortization expense	6	5
Legal matters (2)	-	(11)
Restructuring costs	6	11
Adjusted operating income (3)	$6	$6	0.0%
Depreciation expense	27	27
Adjusted EBITDA (4)	$33	$32	3.1%
Adjusted EBITDA margin (4)	3.8%	4.1%

Amounts may not add due to rounding.

NM - Not meaningful.

(1) Fuel, operating expenses and supplies includes fuel-related taxes.

(2) Reflects the settlement of claims against certain truck manufacturers related to purchases by our European Transportation segment covering periods prior to 2015.

(3) See the “Non-GAAP Financial Measures” section of the press release.

(4) Adjusted EBITDA is used by our chief operating decision maker to evaluate segment profit (loss) in accordance with ASC 280. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue using the underlying unrounded amounts.

Corporate

Summary Financial Table

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2026	2025	Change %
Revenue	$-	$-	0.0%
Salaries, wages and employee benefits	4	4	0.0%
Depreciation and amortization	1	1	0.0%
Transaction and integration costs	1	3	-66.7%
Restructuring costs	3	1	200.0%
Operating loss	$(9)	$(9)	0.0%
Depreciation and amortization	1	1
Transaction and integration costs	1	3
Restructuring costs	3	1
Adjusted EBITDA (1)	$(4)	$(4)	0.0%

Amounts may not add due to rounding.

(1) See the “Non-GAAP Financial Measures” section of the press release.

XPO, Inc.

Reconciliation of Non-GAAP Measures

(Unaudited)

(In millions)

	Three Months Ended March 31,
	2026	2025	Change %
Reconciliation of Net Income to Adjusted EBITDA
Net income	$101	$69	46.4%
Debt extinguishment loss	-	5
Interest expense	53	56
Income tax provision	23	22
Depreciation and amortization expense	131	123
Legal matters (1)	-	(11)
Transaction and integration costs	2	3
Restructuring costs	9	12
Adjusted EBITDA (2)	$319	$278	14.7%
Revenue	$2,096	$1,954	7.3%
Adjusted EBITDA margin (2) (3)	15.2%	14.2%

Amounts may not add due to rounding.

(1) Reflects the settlement of claims against certain truck manufacturers related to purchases by our European Transportation segment covering periods prior to 2015.

(2) See the “Non-GAAP Financial Measures” section of the press release.

(3) Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue using the underlying unrounded amounts.

XPO, Inc.

Reconciliation of Non-GAAP Measures (cont.)

(Unaudited)

(In millions, except per share data)

	Three Months Ended
	March 31,
	2026	2025
Reconciliation of Net Income and Diluted Earnings Per Share to Adjusted Net Income and Adjusted Earnings Per Share
Net income	$101	$69
Debt extinguishment loss	-	5
Amortization of acquisition-related intangible assets	15	14
Legal matters (1)	-	(11)
Transaction and integration costs	2	3
Restructuring costs	9	12
Income tax associated with the adjustments above (2)	(3)	(5)
European legal entity reorganization (3)	(3)	1

Adjusted net income (4)	$121	$87

Adjusted diluted earnings per share (4)	$1.01	$0.73

Weighted-average common shares outstanding
Diluted weighted-average common shares outstanding	119	120

Amounts may not add due to rounding.

(1) Reflects the settlement of claims against certain truck manufacturers related to purchases by our European Transportation segment covering periods prior to 2015.

(2) This line item reflects the aggregate tax benefit of all non-tax related adjustments reflected in the table above. The detail by line item is as follows:

Debt extinguishment loss	$-	$1
Amortization of acquisition-related intangible assets	2	2
Transaction and integration costs	-	1
Restructuring costs	-	1
	$3	$5

Amounts may not add due to rounding.

The income tax rate applied to reconciling items is based on the GAAP annual effective tax rate, excluding discrete items, non-deductible compensation, losses for which no tax benefit can be recognized, and contribution- and margin-based taxes.

(3) Reflects an adjustment recognized during the first quarters of 2026 and 2025 to the tax benefit recognized in the second quarter of 2024 related to a legal entity reorganization within our European Transportation business.

(4) See the "Non-GAAP Financial Measures" section of the press release.